Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda 441-296-4004 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Announces Notification of Ceded Case Losses on
Northwest Airlines EETC Exposures;

Fourth Quarter and Full Year 2005 Financial Results to be Revised

Hamilton, Bermuda, February 13, 2006 — Assured Guaranty Ltd. (NYSE: AGO) announced today that it had been notified on February 9, 2006 by one of its reinsurance clients that they will be ceding a $10.4 million case loss reserve to Assured Guaranty Corp., a subsidiary of the Company, on two Northwest Airlines Enhanced Equipment Trust Certificate (EETC) credits with net par outstanding of $66.1 million.  This case loss reserve is $6.0 million greater than the $4.4 million of portfolio reserves previously established by Assured Guaranty for these credits.  Assured Guaranty Ltd. will record this case loss reserve for the quarter ended December 31, 2005, as required by U.S. Generally Accepted Accounting Principles (GAAP), which will result in a reduction of Assured Guaranty Ltd.’s previously reported fourth quarter and full year 2005 net income of $3.9 million after-tax, or $0.05 per diluted share, for both periods.

The Northwest Airlines EETC credits have been on Assured Guaranty Corp.’s Closely Monitored Credits (CMC) list since the fourth quarter of 2001 and have $4.4 million in established portfolio loss reserves as a result of the Company’s normal loss reserving process.  These two credits were downgraded to CMC Category 2 (medium priority; weakening credit profile, may result in loss) in the third quarter of 2005; Assured Guaranty further downgraded the internal credit rating on these EETCs during the fourth quarter of 2005.

As part of the Company’s quarterly financial closing process, Assured Guaranty contacts all of its reinsurance clients prior to its quarterly earnings release date to determine if there is any information that would impact Assured Guaranty’s financial results for the period.  Prior to Assured Guaranty’s February 2, 2006 earnings release date, Assured Guaranty had not been advised of any material items that would affect its earnings release.

The management of Assured Guaranty Corp. has requested additional information from the ceding company and will perform additional analysis on these credits.  The final determination of the case loss reserve for these two credits and the impact on Assured Guaranty Ltd.’s and Assured Guaranty Corp.’s GAAP financial statements will be reflected in the Company’s Form 10-K for the year ended December 31, 2005, which the Company expects to file no later than March 16, 2006.  Additional financial information, including the Company’s financial supplement will be updated and made available on Assured Guaranty’s website at www.assuredguaranty.com.

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, such as its statements regarding the establishment of case loss reserves, could be affected by information received from the ceding company and related analysis.  The Company’s forward-looking statements could also be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Sabra Purtill

Managing Director, Investor Relations and Strategic Planning

441-278-6665

212-408-6044

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com